Mike:
Thank you, ___________, and welcome everyone to National Research Corporation’s year-end 2010 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our Chief Financial Officer.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call.  Pat.

Pat:
Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:
Thank you, Pat.

Marketplace attraction for the company’s new product, Illuminate, and new subscription-based offerings gained traction throughout the third quarter  and accelerated even more so in the fourth.  Net new sales for the last quarter and the year overall were 80% greater than historical periods, driven largely by this momentum.  In keeping with these favorable conditions, the company elected to materially increase its investments in this portfolio of offerings during the fourth quarter 2010.
Before I continue my remarks, I will ask Pat to review the financials for the quarter and year-end 2010.  Pat.

Pat
Revenue for the fourth quarter 2010 was $15.8 million, up 15% compared to the fourth quarter 2009.  Net income for the fourth quarter was $1.6 million, a decrease of 30% compared to the fourth quarter 2009, which was largely driven by purposeful investment spending in the quarter against various new product offerings.  Net income in the fourth quarter was also negatively impacted by one-time expenses of $550,000 for transaction costs related to the OCS acquisition and the previously announced shut-down of our Wausau office.  There will be an additional payment of $267,000 during the first quarter 2011 to terminate the building lease in Wausau.

Operating expenses were $13.5 million for the fourth quarter, up $3 million or 29% compared to the fourth quarter 2009.  This increase is attributed to product investments, costs associated with additional revenue, SG&A and depreciation and amortization.  Our operating margin was 15% for the quarter, compared to 24% in the fourth quarter of 2009.

Direct costs for the quarter were $6.3 million.  This was 39% of revenue which was in line with the fourth quarter 2009.  For the year 2010, direct costs were down three percentage points driven by the enhanced margins of our subscription-based products.  We anticipate our recent investments will continue to expand margins.

The selling, general and administrative expenses for the quarter were $5.9 million or 37% of revenue.  This is up $1.5 million compared to the prior year, driven by costs associated with the merger of MIV and the new OCS division and the related costs of closing the Wausau office, for which synergies and elimination of duplication will be realized in 2011.  The increase also includes transaction costs related to the OCS acquisition, the start-up cost of the Illuminate division, product development costs associated with the investment of the new product upgrades, and sales expansion.  SG&A as a percentage of revenue will continue to be on the higher side of our model, but should decrease materially from 37% in the fourth quarter 2010 to 30% in 2011.

The depreciation and amortization expenses for the quarter were $1.3 million, or 8% of revenue.  Going forward, depreciation and amortization should be 7% or less of revenue.

The income taxes for the quarter decreased to $590,000 due to the tax legislation enacted in December extending the research and development credits for 2010 and extended accelerated depreciation.  Increased investments and other expenses noted above decreased taxable income for the year, moving the company’s Federal income tax rate to 34% instead of the expected 35%.  The Federal income tax rate is expected to be 35% in 2011.

Revenue for the year ending December 31, 2010, was $63.4 million, up 10%, and was comprised of 32% subscription-based contracts.  Net income for the year was $8.5 million matching the 2009 net income.

Diluted earnings per share for the quarter were $0.23, down 30% compared to the prior year same quarter.  For the year 2010, diluted earnings per share were $1.26, equal to the year ending December 31, 2009.

Cash flow from operations for the year 2010 was $14.6 million.  The cash balance as of December 31, 2010, was $3.5 million.

Looking forward to 2011, we begin the year with total contract value at $75.0 million compared to $62.0 million at the start of 2010.  One half of this booked revenue is now squarely made up of subscription-based contracts.

We are providing guidance relative to our earnings of $1.65 per share for the period ending December 31, 2011.  Providing guidance, as you know, has not been our historical practice.  However, we are well aware the investment spending discussed above accounted for all incremental income for the year 2010 and consequently, visibility regarding the likely returns these investments hold is warranted.  In addition to our product-related investments, we believe 2011 earnings will benefit from having a full year of operating income from OCS compared to only five months in 2010.  This OCS benefit, along with the product investments made in 2010, provides us visibility to earnings growth of 30% plus.  We do not intend to provide quarterly earnings guidance nor revenue guidance.

As we announced in the press release, the company’s Board of Directors declared an increased quarterly dividend of $0.22 per share up from $0.19 per share.

With that, I’ll turn it back to you, Mike.

Mike
Thanks, Pat.

While we purposefully accelerated investment spending, we did not do so lightly.  Our surefootedness in moving forward with these investments was found in the success we have experienced over the past two years with the Ticker product.  Two years ago, as you will recall, we converted Ticker from a once-a-year deliverable to a subscription offering comprised of a far more robust set of deliverables and resulting value.  The results over the past two years are clear.  Ticker revenue is up 83% adding $3.3 million in incremental revenue and a corresponding $2.4 million increase in operational income.  Client retention is up, market share increased, and new sales for the Ticker product continue into 2011 on a similar pace.

Building on what we proved to be possible by reinventing the Ticker product, we are now duplicating this strategy across NRC Picker and MyInnerView.  Moving from the industry’s historical business model of project-based, transactional-priced offerings, we have created, tested and rolled out a subscription-based offering with vastly enhanced deliverables and a materially higher price point.  We also adapted and leveraged this strategy and reinvented The Governance Institute, which now also has a far more robust set of offerings with a far greater price point.  A soft launch of these offerings earlier in 2010 ramped up in the third quarter and hit full stride in quarter four.

Even though we are at the beginning of upgrading current members and gaining new market share, the numbers are impressive.  We are experiencing increased spend by current members of 20-40%, resulting in increased member contract value of $4.1 million from approximately one-fifth of client organizations that have cycled thru the upgrade window.  Greater acceptance of these enhanced offerings by the marketplace at large also has shown traction.  Overall, net new sales across this portfolio are up 88% for the last half of 2010 compared to the first six months of the year without such enhancements.

To provide yet another perspective of the market’s acceptance of this portfolio, consider that subscription-based products comprised 32% of the company’s annual revenue, 40% of the fourth quarter’s revenue, and at year-end, 49% of contract value.  Looking at NRC Picker only, 1% of its fourth quarter revenue was truly subscription and yet 35% of its total contract value is now subscription-based contracts.

As was the case with Ticker, it took a little over a year to cycle thru the entire client base and we anticipate a similar timeframe and client take rates, albeit against a vastly larger monetary base.  Ticker contract value at the commencement of its conversion was around $4.0 million compared to starting contract value of $45.0 million in aggregate for NRC Picker, MIV and TGI.

Illuminate, as well, is benefiting from the fourth quarter 2010 investments.  Operating income losses for Illuminate for the year ended December 31, 2010, were close to $700,000 and we anticipate losses to continue into the first portion of 2011 as we continue to invest heavily.  As I have suggested and again witnessed in the fourth quarter, Illuminate is the right product addressing a key business problem and our timing has proven correct.  Given the competitive nature and the stage of where we are with Illuminate, I have elected not to add color or quantify its ramp up.  It is now all about execution and one of our proven leaders, Ginny Martin, who steered the Ticker success, is leading the Illuminate team.

Speaking of leadership, we have, as an organization, added a large number of associates to our leadership ranks over the past few years and continue to systematically add top talent to a variety of positions.  To that end, I’m happy to announce Kevin Karas joined NRC in the fourth quarter as Senior Vice President of Finance.  Kevin brings a wealth of experience to the company, having most recently been CFO at Lifetouch, Inc., the largest company of its kind with 700 photography studios across the nation with annual revenue of $1.0 billion.  Kevin started his career with Ernst and Young and, as well, held positions with two prominent healthcare organizations in both operations and finance.

Moving into 2011, healthcare will continue to evolve and adapt in response to healthcare reform.  Value-based purchasing, public reporting of patient experience and quality, a higher bar for governance and reduction in reimbursement including avoidable readmissions, will cascade across the continuum of care.  NRC is the only firm doing what we do across the entire continuum of care and given such, we have a strong foundation.  This market position, combined with our offerings and our talent, suggests a very strong 2011.

Operator, I would now like to open the call to questions, please.

Closing Statement
Thank you for your time today.  Pat and I look forward to speaking with you again next quarter.